Exhibit 28

US Cemetery Holdings LLC
1330 Avenue of the Americas
30th Floor
New York, New York 10019

May 24, 2022

Axar Cemetery Parent Corp.

c/o Axar Capital Management, LP
1330 Avenue of the Americas, 30th Floor
New York, New York 10019

Axar Cemetery Merger Corp.

c/o Axar Capital Management, LP
1330 Avenue of the Americas, 30th Floor
New York, New York 10019

Stonemor, Inc.

3331 Street Road, Suite 200

Bensalem, PA 19020

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (as amended from time to time, the “Agreement”), dated as of the date hereof, by and among [SMI], a Delaware corporation (the “Company”), Axar Cemetery Parent Corp., a Delaware corporation (“Parent”), and Axar Cemetery Merger Corp., a Delaware corporation (“Merger Sub”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

1.       US Cemetery Holdings LLC, a Delaware limited liability company (the “Equity Investor”) hereby commits, subject to the terms and conditions contained herein, to provide equity financing (the “Equity Commitment”) of $98,000,000 (the “Commitment Amount”) to Parent on or prior to the Closing to purchase, or cause the purchase of, equity securities of Parent, which amount will be used by Parent solely for the purpose of satisfying payment obligations of Parent at the Closing with respect to the Transactions, including the fees and expenses related thereto; provided that the Equity Investor shall not, under any circumstances, be obligated to purchase equity securities of, or make contributions to or otherwise fund, Parent in excess of the Commitment Amount. The Commitment Amount may be reduced on a dollar-for-dollar basis in the event that a portion of the payment obligations of Parent at the Closing (including fees and expenses related thereto) are actually paid from other sources and Parent does not require all of the equity financing contemplated by the Commitment Amount for such purposes.

2.       The Equity Investor’s obligation to fund the Equity Commitment is subject to, and conditioned upon, the execution and delivery by the Company of the Agreement.  The Equity Investor’s obligation fund the Equity Commitment is also subject to, and conditioned upon: (a) the satisfaction in full or waiver by Parent and Merger Sub of each of the conditions to Parent’s and Merger Sub’s obligations contained in the Agreement to consummate the Transactions (which, for the avoidance of doubt, shall not include those conditions that by their terms are to be satisfied by actions taken or documents delivered at the Closing, but shall be subject to the prior or substantially concurrent satisfaction or written waiver by Parent and Merger Sub of such conditions at the Closing); and (b) the substantially concurrent consummation of the Transactions pursuant to the terms of the Agreement.

3.       This letter agreement, and the rights of Parent hereunder, may not be assigned without the Company’s prior written consent. This letter agreement, and the Equity Investor’s obligation to cause the funding of the Equity Commitment, may not be assigned by the Equity Investor without the Company’s prior written consent, except as permitted in this Section 3. The Equity Investor may allocate or assign all or a portion of its obligations under this letter agreement, including its obligation to cause the funding of the Equity Commitment, to one or more Persons who commit to the Equity Investor to invest in the Transactions (collectively, the “Permitted Equity Investor Assignees”); provided, however, that any such allocation or assignment shall not relieve the Equity Investor of any of its obligations under this letter agreement, including the requirement to fund the full Equity Commitment. Any purported assignment in violation of this Section 3 shall be void ab initio.

4.       This letter agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person other than the parties to this letter agreement (other than as expressly set forth in Sections 7 and 8 below or as set forth in Section 3 above) any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement, except that the Company shall be an express third-party beneficiary of this letter agreement and shall be entitled to: (a) enforce the obligations of the Equity Investor hereunder for the benefit of the Company, including by seeking the remedy of specific performance to cause the Equity Investor to have provided to Parent the Equity Commitment pursuant to, and to specifically enforce the other provisions of, this letter agreement; (b) rely on and seek damages for breach of the representations and warranties of the Equity Investor in Section 15 hereof; (c) enforce Section 3 and Section 9 hereof; and (d) rely upon and enforce the confidentiality and disclosure obligations set forth in Section 12 hereof, in each case, subject to the terms and conditions herein.

5.       This letter agreement will be effective upon the Equity Investor’s delivery to Parent of a duly executed copy of this letter agreement and Parent’s executed acceptance of the terms and conditions of this letter agreement. This letter agreement and the obligation of the Equity Investor to cause the funding of the Equity Commitment will terminate on the earliest to occur of: (a) the consummation of the Transactions and the prior or substantially simultaneous funding of the Equity Commitment in full; (b) solely with respect to the Equity Commitment, the termination of the Agreement pursuant to its terms; and (c) the Company or any of its officers, directors, employees, agents or representatives (other than Equity Investor Related Persons) asserting or filing, directly or indirectly, any Action (of any kind or nature, whether in law or in equity) with respect to this letter agreement, the Agreement, or any transaction contemplated hereby or thereby or otherwise relating thereto, other than the enforcement of (i) the Company’s rights under the Agreement (subject to the terms of the Agreement) and (ii) the Company’s rights as a third-party beneficiary under this letter agreement.

6.       Except for the Company as set forth in Section 4, neither Parent’s nor the Company’s creditors shall have any right to enforce this letter agreement.

7.       Other than with respect to that certain limited guarantee delivered in connection with the execution of the Agreement, the Company’s rights as a third-party beneficiary under this letter agreement (subject to the terms and limitations herein and in the Agreement) shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company against: (a) the Equity Investor; (b) any Permitted Equity Investor Assignee; (c) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of the Equity Investor or any Permitted Equity Investor Assignee, as such; or (d) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the Persons referred to in clause (c) of this sentence, as such (the Persons referred to in clauses (a) through (d) of this sentence, collectively, the “Equity Investor Related Persons”; provided that in no event shall Parent, Merger Sub, the Company or the Company’s subsidiaries be considered an Equity Investor Related Person), in respect of any liabilities or obligations arising under, or in connection with, the Agreement and the Transactions, including in the event Parent or Merger Sub breaches its obligations under the Agreement.

8.       Under no circumstances shall any Equity Investor Related Person, Parent or Merger Sub be liable for special, incidental, consequential, exemplary or punitive damages under or in connection with this letter agreement. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of this letter agreement (including the equity commitment hereunder), covenants, agrees and acknowledges that no Person other than the Equity Investor has any obligation hereunder and that, notwithstanding that the Equity Investor may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith (other than the Agreement) shall be had against any Equity Investor Related Person, as such, whether by the enforcement of any assessment or by any Action or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Equity Investor Related Person, as such, for any obligations of the Equity Investor under this letter agreement or any documents or instruments delivered in connection herewith (other than the Agreement) or for any claim (other than actual fraud) based on, in respect of, or by reason of such obligation or their creation.

9.       This letter agreement may not be amended except by an instrument in writing signed by each of the parties hereto and the Company.

10.       This letter agreement and all transactions contemplated by this letter agreement, and all claims and defenses arising out of or relating to any such transaction or agreement or the formation, breach, termination or validity of any such agreement, shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state. Each party hereto agrees to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any court of the United States or any state court located in the State of Delaware, for the purpose of any Action against a party hereto with respect to the subject matter of, or related to, this letter agreement. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any Action arising out of or relating to this letter agreement brought as provided in this Section 10, and further irrevocably waives any claim that any such Action brought in any such court has been brought in an inconvenient forum. To the extent a party has or may later acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, such party hereby irrevocably waives such immunity under this Section 10.

11.       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONs CONTEMPLATED HEREBY.

12.       This letter agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Transactions. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the parties hereto and the Company; provided, however, that the Company, Parent, Merger Sub and the Equity Investor may disclose this letter agreement and the terms thereof: (a) to the extent required by applicable Law (including without limitation in the Proxy Statement and/or the Schedule 13E-3); (b) to the other Equity Investor Related Persons; (c) to the financing sources of the Equity Investor Related Persons; (d) to the respective officers, directors, employees, advisors, representatives, and agents of the foregoing (including the Company, Parent, Merger Sub and the Equity Investor); and (e) in connection with the enforcement of its rights hereunder.

13.       Together with the Agreement and the agreements referred to therein, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Investor and Parent, and any other person with respect to the matters contemplated by this letter agreement.

14.        Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

15.        The Equity Investor hereby represents and warrants to Parent and the Company that (a) it has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary action by it, and no other proceedings or actions on the part of such Equity Investor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, except as such enforceability may be subject to Bankruptcy and Equity Exception; (d) it has, and at all times during the effectiveness of this letter agreement will have, uncalled capital commitments or otherwise has available funds in excess of the sum of the Equity Commitment hereunder and all other unfunded contractually binding equity commitments of such Equity Investor that are outstanding; (e) the Equity Commitment is less than the maximum amount that the Equity Investor is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise; (f) the execution, delivery and performance of this letter agreement by Equity Investor does not and will not (x) violate the organizational documents of the Equity Investor, (y) violate any applicable Law or (z) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which such Equity Investor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially delay the consummation by the Equity Investor of the transactions contemplated by this letter agreement on a timely basis; and (g) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement. The Equity Investor acknowledges that the Company has relied on the accuracy of the representations and warranties contained in this Section.

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Please countersign a copy of this letter agreement and return it to the undersigned to confirm your agreement with the terms set forth in this letter agreement.

Sincerely,

US Cemetery Holdings LLC
By: Axar Capital Management LP, Manager
By: Axar GP, LLC, its General Partner

By:
Name: Andrew Axelrod
Title: Sole Member

Accepted and agreed as of the date first
above written by:

Stonemor, Inc.
By:
Name:
Title:

AXAR CEMETERY PARENT CORP.
By:
Name: Andrew Axelrod
Title: Chief Executive Officer

AXAR CEMETERY MERGER CORP.
By:
Name: Andrew Axelrod
Title: Chief Executive Officer